EXHIBIT 24

THE GOLDMAN SACHS GROUP, INC.	GOLDMAN, SACHS & CO.
85 Broad Street	85 Broad Street
New York, New York 10004	New York, New York 10004

January 31, 2010

Alan Kava
Peter Weidman
85 Broad Street
New York, New York· 10004

Re:           Colony Resorts LVH Acquisitions, LLC (the “Las Vegas Hilton”)

Gentlemen:

This letter will set forth the agreement between The Goldman Sachs Group, Inc. (“Gs Group”) and Goldman, Sachs & Co. (“GS&Co.” and, together with GS Group, “Goldman”) and Alan Kava and Peter Weidman (collectively, the “Independent Managers”).

Goldman understands that Mr. Kava has agreed to acquire Jonathan Langer’s one-third (1/3) membership interest in WH/LVH Managers Voteco, LLC (“Voteco”), which owns forty percent (40%) of the Las Vegas Hilton (the “Voting Shares”), and that Mr. Weidman has agreed to acquire Brahm Cramer’s one-third (1/3) membership interest in Voteco. Goldman further understands that the Independent Managers are making application to the Nevada Gaming Commission and other relevant regulatory authorities for approval to participate in the ownership and management of the gaming operations of the Las Vegas Hilton (the “Gaming Operations”) in connection with the acquisition of the Voting Shares.

Goldman agrees that it will not take any action to influence the Independent Managers in the exercise of their management or voting rights in respect of the Gaming Operations, and Goldman hereby authorizes the Independent Managers to exercise such rights independently of, and without consultation with, Goldman. Furthermore, GS&Co. agrees that it will not take such action in respect of the Gaming Operations in its role as investment advisor to Whitehall Street Global Real Estate Limited Partnership 2001, Whitehall Parallel Global Real Estate Limited Partnership 2001 and Whitehall Street Global Employee Fund 2001, L.P. (the “Employee Fund”), or in its role as manager of Whitehall Street Employee Funds 2001GP, L.L.C., the general partner of the Employee Fund.

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Re·: Colony Resorts LVH Acquisition, LLC (the “Las Vegas Hilton”)

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Sincerely,

THE GOLDMAN SACHS GROUP, INC.

By: David Viniar
Name: David Viniar
Title: Chief Financial Officer

GOLDMAN, SACHS & CO.

By: David Viniar
Name: David Viniar
Title: Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Alan Kava
Alan Kava

/s/ Peter Weidman
Peter Weidman